EXHIBIT 23.1

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

Milagro Oil & Gas, Inc.
1301 McKinney, Suite 500
Houston, Texas 77010

We hereby consent to (i) the inclusion of our reserve report relating to certain estimated quantities of the proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2012 of Milagro Oil & Gas, Inc. (the “Company”) in this Annual Report on Form 10-K prepared by the Company for the year ending December 31, 2012, as amended, filed as Exhibit 99.1 of the Form 10-K, and (ii) the incorporation by reference in this Annual Report on Form 10-K prepared by the Company for the year ending December 31, 2012, as amended, of information contained in our report relating to certain estimated quantities of the Company’s proved reserves of oil and gas, future net income and discounted future net income, effective December 31, 2012. We further consent to references to our firm under the headings “Description of Business and Properties - Oil and Natural Gas Reserves” and “Risk Factors,” and included in or made a part of the Annual Report on Form 10-K prepared by the Company for the year ended December 31, 2012, as amended.

Yours truly,

W.D. Von Gonten & Co.

Phillip R. Hunter
Vice President
TX #96590

April 2, 2013